EXHIBIT 99.1

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT
                       Pursuant to Section 13 of 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) March 22, 2002


                               VECTREN CORPORATION
             (Exact name of registrant as specified in its charter)


      Indiana                     1-15467                35-2086905
      -------                     -------                ----------
(State of Incorporation) (Commission File Number)     (I.R.S. Employer
                                                      Identification No.)


              20 N.W. Fourth Street, Evansville, Indiana     47708
              ------------------------------------------     -----
               (Address of principal executive offices)    (Zip Code)



        Registrant's telephone number, including area code (812)491-4000


                                       N/A
             (Former name or address, if changed since last report.)



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Item 4.  Changes in Registrant's Certifying Accountant.

On March 22, 2002, the Audit Committee of the Board of Directors of Vectren Corporation (the "Company") decided to replace Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditors, effective upon completion of a transition period which is expected to extend through the conclusion of their review of the financial results of the Company and its subsidiaries for the first quarter of 2002. The Audit committee has initiated the process for selecting a replacement firm for the 2002 fiscal year and expects to make a selection in the near future. The Audit Committee also determined that if subsequent circumstances make it advisable to replace Arthur Andersen sooner, that action would be taken. In conjunction with the issuance of the Company's Annual Report to Shareholders for the 2001 fiscal year, Arthur Andersen issued its unqualified opinion on the financial statements included in that report.

In connection with the audits for the two most recent fiscal years and through the date hereof, there have been no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its report on the financial statements of the Company for such time periods. Also, during those time periods, there have been no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Arthur Andersen's reports on the financial statements of the Company for the last two years neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for the adoption of new accounting standards required under accounting principles generally accepted in the United States.

The Company provided Arthur Andersen a copy of this Form 8-K prior to its filing with the Securities and Exchange Commission (the "Commission"). Arthur Andersen has provided the Company with a letter, addressed to the Commission, which is filed as Exhibit 16 hereto.

By letter dated March 22, 2002, the Company notified its shareholders of the decision of the Audit Committee to replace Arthur Andersen under the terms described above and informed them that as a result, the ratification of Arthur Andersen as independent auditors for 2002 would not be submitted to the Shareholders at the Annual Shareholders Meeting to be held on April 24, 2002. In the Proxy Statement, the Audit Committee had reserved the authority to select a different firm if the Audit Committee concluded that to do so would be in the best interests of the Company and its Shareholders.

Item 7.  Exhibits

16 Letter from Arthur Andersen LLP to the Securities and Exchange Commission, dated March 26, 2002.

99   Letter to Vectren Corporation Shareholders dated March 22, 2002




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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       VECTREN CORPORATION
March 26, 2002


                                       By:  /s/ Jerome A. Benkert, Jr.
                                       ----------------------------------------
                                           Jerome A. Benkert, Jr.
                                           Executive Vice President, Chief
                                           Financial Officer, and Treasurer

                                                                  EXHIBIT 16


March 26, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read paragraphs one through four of Item 4 included in the Form 8-K dated March 22, 2002 of Vectren Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP


cc:      Jerome A. Benkert, Jr.
         Executive Vice President, Chief Financial
         Officer and Treasurer
         Vectren Corporation

                                                                 EXHIBIT 99
March 22, 2002



To:      Vectren Corporation Shareholders

Re:      April 24, 2002 Annual Shareholders Meeting



Dear Shareholders:

         On March 15, 2002, we mailed to you the Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card relating to our Annual Shareholders Meeting to be held on April 24, 2002. Among the items to be acted upon at the meeting is the ratification of the Audit committee's February 27, 2002 appointment of Arthur Andersen, LLP ("Andersen") as the Company's independent public accountants for 2002. As we indicated in our Proxy Statement, when Andersen was appointed the Audit committee reserved the authority to later select a different firm if the committee concluded that would be in the best interests of the Company and our shareholders.

         Since February 27, 2002, and the finalization and mailing of our annual shareholders meeting materials, there have been significant developments regarding Andersen and its past relationship with Enron Corporation. Since the inception of the public reporting of these developments, the Audit committee and the entire board of directors, as well as management, have continuously monitored this situation. In light of all these developments, management recommended to the Audit committee that Andersen be replaced as the independent accountants, with the expectation that this would occur upon the completion of Andersen's efforts with respect to the review of the financial results for the first quarter of 2002. On March 22, 2002, the Audit committee met and unanimously decided to replace Andersen and directed management to immediately begin the process of contacting potential replacement firms. The selection of the replacement firm will be made by the Audit committee and will be communicated publicly after that occurs.

         In addition, we are notifying the Securities and Exchange Commission ("SEC") of this decision, including that there have been no disagreements with Andersen on any matter of accounting principles or practices, disclosure, or auditing scope. Also, there have been no events that are reportable under the SEC's rules. Finally, for the last two fiscal years Andersen's reports on our financial statements did not contain an adverse or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         In light of the Audit committee's decision to replace Andersen, Item 2 of the action items on your Proxy Card is now moot. Accordingly, that item will not be acted upon at our Annual Meeting and you need not vote on Item 2 when completing and returning your Proxy Card.

         On behalf of our board of directors, management and employees, we sincerely appreciate your continued support.

                                  Respectfully,
                                  /s/Niel C. Ellerbrook
                                  ---------------------------------
                                  Niel C. Ellerbrook
                                  Chairman and Chief Executive Officer